Exhibit 99.1

Verso Paper Corp. Reports Fourth Quarter and Year-End 2009 Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--March 3, 2010--Verso Paper Corp. (NYSE: VRS) today reported financial results for the fourth quarter and year ended December 31, 2009. Results for the quarter ended December 31, 2009 include:

  Net income of $18.2 million, or $0.35 per diluted share, for the fourth quarter compared to a net loss of $33.5 million, or $0.64 per diluted share, in the year-earlier period.
  Net sales for the quarter increased 1.4% to $381.0 million from $375.9 million in 2008.
  EBITDA of $84.5 million in 2009 compared to $29.5 million in 2008. Adjusted EBITDA before proforma effects of profitability program of $32.4 million for 2009 compared to $31.8 million for 2008. (Note: EBITDA and Adjusted EBITDA are non-GAAP financial measures and are defined and reconciled to net income later in this release).
  A net loss before items of $34.6 million in 2009, or $0.66 per diluted share, compared to a net loss before items of $31.8 million in 2008, or $0.61 per diluted share.

Overview

Coated paper shipments were significantly improved compared to the fourth quarter of 2008, and were down only slightly compared to the seasonally strong third quarter of 2009. On a quarterly basis, year over year demand has increased as mill and end-user inventories have moved to the lowest level in over five years. However, coated paper prices remained under pressure from the peak levels reached in the second half of 2008. Improved demand combined with market downtime and movements to other grades serve to balance supply with demand.

Net sales for the fourth quarter of 2009 increased 1.4% as sales volume increased 22.9% compared to last year’s fourth quarter, reflecting an increase in demand, which includes the effects of lower customer inventory levels. The average sales price fell 17.5% from the fourth quarter of 2008. Additionally, new product initiatives increased net sales by $10.5 million in the fourth quarter of 2009, reflecting the development of new paper product offerings for our customers.

In response to market conditions, we continue to assess and implement, as appropriate, various expense reduction initiatives. Our company-wide cost reduction program produced approximately $62 million of savings during 2009 and is expected to yield an additional $50 million in cost reductions. Management expects to achieve most of these savings in 2010 and continues to search for and develop additional cost savings measures. Included in this program are material usage reductions, energy usage reductions, labor cost savings, chemical substitution, selling, general, and administrative expense reductions, and workforce planning improvements.

Also included in the results for the fourth quarter are $49.8 million in pre-tax net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures and $7.0 million in pre-tax net gains from the early retirement of debt at a significant discount. We have excluded the impact of both of these items from our Adjusted EBITDA figures.

Verso reported net income of $18.2 million in the fourth quarter of 2009, or $0.35 per diluted share, which included net benefits of $52.8 million from special items, or $1.01 per diluted share, primarily due to alternative fuel mixture tax credits and net gains related to the early retirement of debt. Verso had a net loss of $33.5 million, or $0.64 per diluted share, in the fourth quarter of 2008, which included $1.7 million of charges, or $0.03 per diluted share. Results for the fourth quarter of 2009 included an operating loss of $4.6 million compared to an operating loss of $4.3 million for the same period in 2008.

“Our fourth quarter business results showed sales volume improving on a year over year basis and our current order activity is well above last year’s levels,” said Mike Jackson, President and CEO of Verso. “Pricing continues to be under pressure, and this impacted our fourth quarter results. However, industry inventory levels for coated freesheet and groundwood are at very low levels, and we expect to see an improving balance between supply and demand going forward.

“As we reflect on the past year in which the United States faced the worst economy in 70 years, Verso had many accomplishments. We significantly advanced our energy strategy, which included obtaining grants from the U.S. Department of Energy (DOE) and the State of Maine to help fund projects designed to contribute to reducing Verso’s consumption of energy. We were one of the initial companies in the United States to launch the DOE Save Energy Now LEADER program with a commitment to reduce energy usage by 25% within ten years. Verso also leveraged market downtime by introducing some new key products into the marketplace while reducing inventories below 2008 levels. During 2009, we also reduced our net debt by almost $175 million and improved our liquidity by $125 million while extending the first key maturity date on our debt to 2014. Our people showed their spirit and versatility in a difficult year.”

For the year ended December 31, 2009, Verso reported net income of $106.0 million, or $2.03 per diluted share, which included net benefits of $287.1 million from special items, or $5.50 per diluted share, primarily due to alternative fuel mixture tax credits and net gains related to the early retirement of debt. In 2008, Verso had a net loss of $62.8 million, or $1.35 per diluted share, which included $46.6 million of charges, or $1.00 per diluted share, primarily related to Verso’s IPO and restructuring costs. Results for 2009 included an operating loss of $77.4 million compared to operating income of $62.0 million for 2008.

Verso’s net sales for 2009 fell 23.0% as the average sales price fell 12.8%, and total sales volume decreased 11.7%. Our average sales prices for coated papers decreased steadily throughout 2009 reflecting weak demand. Verso’s gross margin was 8.7% in 2009 compared to 17.2% in 2008. The compression in gross margin includes the effects of $74.9 million of unabsorbed costs resulting from the downtime taken in 2009 compared to $15.8 million in 2008.

Included in the results for 2009 are $238.9 million in pre-tax net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures and $64.8 million in pre-tax net gains from the early retirement of $129.5 million of debt at a discount.

Summary Results

Results of Operations – Comparison of the Fourth Quarter of 2009 to the Fourth Quarter of 2008

	Three Months Ended
	December 31,
(In thousands of U.S. dollars)	2009	2008
Net sales	$381,002	$375,881
Costs and expenses:
Cost of products sold - exclusive of depreciation, amortization, and depletion	336,663	324,547
Depreciation, amortization, and depletion	32,098	33,802
Selling, general, and administrative expenses	16,513	20,906
Restructuring and other charges	336	863
Operating loss	(4,608)	(4,237)
Interest income	(91)	(312)
Interest expense	33,465	29,638
Other income, net	(56,950)	-
Income (loss) before income taxes	18,968	(33,563)
Income tax expense	746	-
Net income (loss)	$18,222	$(33,563)

Net Sales. Net sales for the fourth quarter of 2009 increased to $381.0 million from $375.9 million for the fourth quarter of 2008, as total sales volume increased 22.9%, reflecting an increase in demand which includes the effects of lower customer inventory levels. This increase was largely offset by a 17.5% decline in the average sales price per ton for all of our products.

Net sales for our coated and supercalendered papers segment decreased slightly in the fourth quarter of 2009 to $333.6 million from $335.2 million for the same period in 2008, as the positive impact of a 22.6% increase in paper sales volume was offset by an 18.8% decrease in the average paper sales price per ton. Average sales prices for coated papers decreased steadily throughout 2009 in response to weak demand.

Net sales for our market pulp segment increased 11.5% to $30.7 million in the fourth quarter of 2009 from $27.5 million for the same period in 2008. This increase was due to a 20.3% increase in sales volume while average sales price per ton decreased 7.4% compared to the fourth quarter of 2008.

Net sales for our other segment increased 27.3% to $16.7 million in the fourth quarter of 2009 from $13.2 million in the fourth quarter of 2008. The improvement in 2009 is due to a 38.0% increase in sales volume, reflecting the development of new paper product offerings for our customers. Average sales price per ton decreased 7.8% compared to the fourth quarter of 2008.

Cost of sales. Cost of sales, including depreciation, amortization, and depletion, was $368.8 million in the fourth quarter of 2009 compared to $358.4 million in 2008, primarily reflecting the increase in sales volume. Our gross margin, excluding depreciation, amortization, and depletion, was 11.6% for the fourth quarter of 2009 compared to 13.6% for the fourth quarter of 2008, reflecting lower average sales prices during the fourth quarter of 2009, partially offset by a lower level of unabsorbed costs resulting from market downtime in the fourth quarter of 2009. Results for fourth quarter 2009 include $4.8 million of unabsorbed costs resulting from 22,000 tons of market downtime compared to $15.8 million of unabsorbed costs resulting from almost 75,000 tons of market downtime taken in the fourth quarter of 2008. Depreciation, amortization, and depletion expenses were $32.1 million in the fourth quarter of 2009 compared to $33.8 million in the fourth quarter of 2008.

Selling, general, and administrative. Selling, general, and administrative expenses were $16.5 million in the fourth quarter of 2009 compared to $20.9 million for the same period in 2008, reflecting the effect of our expense reduction initiatives.

Interest expense. Interest expense for the fourth quarter of 2009 was $33.5 million compared to $29.6 million for the same period in 2008. The increase in interest expense was primarily due to higher interest rates on outstanding debt in the fourth quarter of 2009.

Other income. Other income was $57.0 million for the fourth quarter of 2009, which includes $49.8 million in net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures and $7.0 million in net gains related to the early retirement of debt.

Results of Operations – Comparison of 2009 to 2008

	Year Ended
	December 31,
(In thousands of U.S. dollars)	2009	2008
Net sales	$1,360,854	$1,766,813
Costs and expenses:
Cost of products sold - exclusive of depreciation, amortization, and depletion	1,242,743	1,463,169
Depreciation, amortization, and depletion	132,682	134,458
Selling, general, and administrative expenses	61,889	79,744
Restructuring and other charges	979	27,416
Operating income (loss)	(77,439)	62,026
Interest income	(246)	(770)
Interest expense	123,365	125,622
Other income, net	(307,307)	-
Income (loss) before income taxes	106,749	(62,826)
Income tax expense	746	-
Net income (loss)	$106,003	$(62,826)

Net Sales. Net sales for 2009 decreased 23.0% to $1,360.9 million from $1,766.8 million, as total sales volume decreased 11.7% compared to last year, primarily reflecting lower demand for coated papers in a difficult economic environment. The average sales price per ton for all of our products fell 12.8% in 2009 due to the weak demand.

Net sales for our coated and supercalendered papers segment decreased 23.9% to $1,198.8 million in 2009 from $1,575.0 million in 2008. The decrease reflects a 14.7% decrease in paper sales volume and a 10.8% decrease in average paper sales price per ton for 2009 compared to last year.

Net sales for our market pulp segment decreased 28.6% to $104.5 million in 2009 from $146.4 million in 2008. This decline was due to a 27.9% decrease in average sales price per ton combined with a 1.0% decrease in sales volume compared to 2008.

Net sales for our other segment increased 26.9% to $57.6 million in 2009 from $45.4 million in 2008. New product offerings contributed to the improvement as sales volume increased 31.7% in 2009. This was partially offset by a 3.6% decrease in average sales price per ton compared to 2008.

Cost of sales. Cost of sales, including depreciation, amortization, and depletion, decreased 13.9% to $1,375.4 million in 2009 from $1,597.7 million in 2008, primarily reflecting the decline in sales volume and the effects of our expense reduction initiatives. Our gross margin, excluding depreciation, amortization, and depletion, was 8.7% for 2009, compared to 17.2% for 2008. This compression in the margin reflects lower average sales prices in 2009 and $74.9 million of unabsorbed costs resulting from approximately 340,000 tons of market downtime taken in 2009 compared to $15.8 million of unabsorbed costs resulting from almost 75,000 tons of market downtime taken in 2008, as we curtailed production in response to weak demand for coated papers. Depreciation, amortization, and depletion expenses were $132.7 million for 2009, compared to $134.5 million for 2008.

Selling, general, and administrative. Selling, general, and administrative expenses were $61.9 million in 2009, compared to $79.7 million in 2008, reflecting the absence of expenses associated with our IPO and the effect of our expense reduction initiatives.

Interest expense. Interest expense was $123.4 million in 2009, compared to $125.6 million in 2008. Included in 2008 interest expense is $5.0 million from a prepayment penalty and the write-off of debt issuance costs resulting from the partial repayment of our senior unsecured term loan.

Other income. Other income was $307.3 million in 2009 and includes $238.9 million in net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures and $64.8 million in net gains related to the early retirement of debt.

Reconciliation of Net Income to Adjusted EBITDA

The agreements governing our debt contain financial and other restrictive covenants that limit our ability to take certain actions, such as incurring additional debt or making acquisitions. Although we do not expect to violate any of the provisions in the agreements governing our outstanding indebtedness, these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

EBITDA consists of earnings before interest, taxes, depreciation, and amortization. EBITDA is a measure commonly used in our industry, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies. Adjusted EBITDA is EBITDA further adjusted to exclude unusual items and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing our notes to test the permissibility of certain types of transactions. Adjusted EBITDA is modified to reflect the amount of net cost savings projected to be realized as a result of specified activities taken during the preceding 12-month period. We believe that the inclusion of the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate in providing additional information to investors to demonstrate our compliance with our financial covenants. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures, and working capital requirements.

However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA or Adjusted EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the periods presented.

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions of U.S. dollars)	2009	2008	2009	2008
Net income (loss)	$18.2	$(33.5)	$106.0	$(62.8)
Provision for income taxes	0.8	-	0.8	-
Interest expense, net	33.4	29.2	123.1	124.8
Depreciation, amortization, and depletion	32.1	33.8	132.7	134.5
EBITDA	84.5	29.5	362.6	196.5
Adjustments to EBITDA:
Alternative fuel tax credit (2)	(49.8)	-	(238.9)	-
Gain on early extinguishment of debt, net (3)	(7.0)	-	(64.8)	-
Restructuring and other charges (1)	0.3	0.9	1.0	27.4
Non-cash compensation/benefits (4)	0.3	0.1	0.6	11.2
Other items, net (5)	4.1	1.3	16.2	3.1
Adjusted EBITDA before proforma effects of profitability program	$32.4	$31.8	76.7	238.2
Proforma effects of profitability program (6)			50.5	-
Adjusted EBITDA			$127.2	$238.2

(1)	Restructuring includes transition costs associated with the Acquisition and other non-recurring costs as per our financial statements.
(2)	Represents earnings from the federal government's program, which provides incentives for the use of alternative fuels.
(3)	Represents net gains recognized from the early extinguishment of debt, net of hedge results.
(4)	Represents amortization of non-cash incentive compensation.
(5)	Represents earnings adjustments for voluntary early retirement and reduction in force programs, impairment of intangibles, legal and consulting fees, and other miscellaneous non-recurring items.
(6)	Represents cost savings expected to be realized as part of the Company's cost savings program.

Forward Looking Statements

In this press release all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and similar expressions. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management’s current beliefs, expectations and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

About Verso

Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and supercalendered and specialty products. Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on the Company’s Web site at www.versopaper.com. References to “Verso” or the “Company” mean Verso Paper Corp. and its consolidated subsidiaries unless otherwise expressly noted.

Conference Call

Verso will host a conference call today at 9:00 a.m. (Eastern Time) to discuss fourth quarter and year-end results. Analysts and investors may participate in the live conference call by dialing 719-457-2677 or, within the U.S. and Canada only, 877-780-3379, access code 1747969. To register, please dial in 10 minutes before the conference call begins. The conference call and presentation materials can be accessed through Verso’s Web site at www.versopaper.com/investorrelations by navigating to the Events page, or at http://www.videonewswire.com/event.asp?id=66290. This release and Verso’s 10-K for 2009 will be made available on Verso's Web site at www.versopaper.com/investorrelations by navigating to the Financial Information page.

A telephonic replay of the conference call can be accessed at 719-457-0820 or, within the U.S. and Canada only, 888-203-1112, access code 1747969. This replay will be available starting today at 12:00 p.m. (Eastern Time) and will remain available until noon (Eastern Time) on March 17, 2010. The replay will also be available on Verso’s website for 90 days.

CONTACT:
Verso Paper Corp.
Robert P. Mundy
Senior Vice President and Chief Financial Officer
901-369-4128
robert.mundy@versopaper.com
www.versopaper.com